UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

0- 27403	84-1475486
(Commission File No.)	(IRS Employer Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 542-0643

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE ARRANGEMENT.

On October 7, 2010, Tigrent Inc. (the “Company”) agreed to a further forbearance (the “Additional Forbearance”) with M. Barry Strudwick, Susan Weiss and certain other parties with respect to the previously disclosed settlement memorandum (“Settlement Memorandum”) providing for settlement and release of certain claims with respect to its previously disclosed litigation relating to Monterey del Mar, S.A., a Panamanian company and other matters.

Under the terms of the Settlement Memorandum, the Company agreed to pay Mr. Strudwick and Ms. Weiss a total of $3.8 million, $1.2 million of which was paid in 2009. The Company issued two promissory notes for the remaining $2.6 million, one in the amount of $2.3 million (the “First Note”) and the other in the amount of $300,000 (the “Second Note” and, together with the First Note, the “Notes”). The Company has missed payments of approximately $220,337 and $5,983 with respect to the First Note and Second Note, respectively, that were due on July 15, 2010.  The Company and the holders of the Notes entered into a previously disclosed forbearance on July 30, 2010, which forbearance expired on August 13, 2010.  Since the expiration of the Company’s last forbearance, the Company and the holders of the Notes have continued to consider and discuss plans regarding continued forbearance, future payments and transfer of collateral.

Under the terms of the Additional Forbearance, the holders of the Notes agreed to forbear from enforcing their rights and remedies under the Notes and the Settlement Memorandum for a period ending February 15, 2011. In consideration for the Additional Forbearance, the Company has agreed to execute a quitclaim deed transferring Tranquility Bay, undeveloped real  property located in Lee County, Florida (the “Deed”), to the holders of the Notes.  Upon recording of the Deed, $300,000 will be credited toward the amounts due and coming due under the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGRENT INC.

Dated: October 13, 2010
	By:	/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer